Pursuant to Rule 424(b)(5)
Registration Number 333-277039

PROSPECTUS SUPPLEMENT

(To prospectus dated February 13, 2024)

$1,250,000,000

MARRIOTT INTERNATIONAL, INC.

$250,000,000 4.875% Series NN Notes due 2029

$1,000,000,000 5.650% Series YY Notes due 2036

The 4.875% Series NN Notes due 2029 (the “Series NN Notes”) will bear interest at the rate of 4.875% per annum. The 5.650% Series YY Notes due 2036 (the “Series YY Notes” and, together with the Series NN Notes, the “notes” and each a separate “series” of notes) will bear interest at the rate of 5.650% per annum. The Series NN Notes offered by this prospectus supplement (the “new Series NN Notes”) will constitute an additional issuance of, and form a single series with, the $500,000,000 aggregate principal amount of 4.875% Series NN Notes due 2029 that we issued on February 22, 2024 (the “initial Series NN Notes”). Upon completion of this offering, the aggregate principal amount of outstanding Series NN Notes will be $750,000,000.

The Series NN Notes will mature on May 15, 2029, and the Series YY Notes will mature on September 15, 2036. We will pay interest on the Series NN Notes semiannually on May 15 and November 15 of each year, beginning on November 15, 2026. We will pay interest on the Series YY Notes semiannually on March 15 and September 15 of each year, beginning on March 15, 2027. We may redeem some or all of each series of notes prior to maturity at the redemption prices described in this prospectus supplement. If a change of control repurchase event as described herein occurs with respect to a series of notes, unless we have exercised our option to redeem the notes of such series, we will be required to offer to purchase all of the notes of such series at the price described in this prospectus supplement, plus accrued and unpaid interest, if any, to the date of purchase.

The notes will be our unsecured obligations and rank equally with all of our other unsecured senior indebtedness. The notes of each series will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-5 of this prospectus supplement.

	Per New Series NN Note (1)	New Series NN Total	Per Series YY Note (2)	Series YY Total	Notes Total
Public offering price	100.205%	$250,512,500	99.325%	$993,250,000	$1,243,762,500
Underwriting discount	0.400%	$1,000,000	0.650%	$6,500,000	$7,500,000
Proceeds, before expenses, to Marriott International, Inc.	99.805%	$249,512,500	98.675%	$986,750,000	$1,236,262,500

(1)	Plus accrued interest from May 15, 2026. This accrued interest must be paid by purchasers of the Series NN Notes offered by this prospectus supplement.
(2)	Plus accrued interest from August 13, 2026, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through The Depository Trust Company (“DTC”) for the accounts of its direct and indirect participants (including Euroclear Bank SA/NV, as operator of the Euroclear System, and Clearstream Banking S.A.) on or about August 13, 2026.

Joint Book-Running Managers

J.P. Morgan	PNC Capital Markets LLC	Truist Securities	US Bancorp

BofA Securities	Deutsche Bank Securities	Wells Fargo Securities

Citigroup	Fifth Third Securities	Scotiabank

Goldman Sachs & Co. LLC

Senior Co-Managers

HSBC	ICBC Standard Bank	TD Securities

BNY Capital Markets	Capital One Securities	Loop Capital Markets	UniCredit

NatWest	Siebert Williams Shank	Standard Chartered Bank

The date of this prospectus supplement is August 11, 2026

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus provided, authorized or used by us. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

As used in this prospectus supplement and the accompanying prospectus, unless the context requires otherwise, “we,” “us,” “our,” the “Company” or “Marriott” means Marriott International, Inc. and its predecessors and consolidated subsidiaries.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document contains two parts. The first part is this prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters relating to us. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering by this prospectus supplement. You should read this entire prospectus supplement, as well as the accompanying prospectus, and the documents incorporated by reference. See “Where You Can Find More Information.”

To the extent any inconsistency or conflict exists between the information included in this prospectus supplement and the information included in the accompanying prospectus, the information included or incorporated by reference in this prospectus supplement updates and supersedes the information in the accompanying prospectus. This prospectus supplement incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus supplement.

S-ii

FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference based on the beliefs and assumptions of our management and on information currently available to us. Forward-looking statements include information related to our development pipeline; our expectations regarding rooms growth; our expectations regarding our ability to meet our liquidity requirements; our capital expenditures and other investment spending and reimbursement expectations; our expectations regarding future dividends and share repurchases; our expectations regarding certain claims, legal proceedings, settlements or resolutions; our expectations about the conflict in the Middle East; our expectations about our co-branded credit card program; and other statements that are preceded by, followed by, or include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “foresees,” or similar expressions; and similar statements concerning anticipated future events and expectations that are not historical facts, including in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2026 and June 30, 2026.

We caution you that these statements are not guarantees of future performance and are subject to numerous evolving risks and uncertainties that we may not be able to accurately predict or assess, including the risks and uncertainties we describe starting on page S-5 of this prospectus supplement and other factors we describe from time to time in our periodic filings with the U.S. Securities and Exchange Commission (the “SEC”). We therefore caution you not to rely unduly on any forward-looking statement. The forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference speak only as of the date of the document in which the forward-looking statement is made, and we undertake no obligation to update or revise any forward-looking statement, whether due to new information, future developments or otherwise.

S-iii

SUMMARY

The following summary highlights selected information from this prospectus supplement and may not contain all of the information that is important to you. This prospectus supplement includes the basic terms of the notes we are offering, as well as information regarding our business and financial data. We encourage you to read this prospectus supplement and the accompanying prospectus in their entirety as well as the information incorporated by reference.

THE COMPANY

We are a worldwide franchisor, operator, and licensor of hotel, residential, timeshare, and other lodging properties under a broad portfolio of compelling brands at different price and service points. Consistent with our focus on franchising, management, and licensing, we own or lease very few of our lodging properties (less than one percent of our system). As of June 30, 2026, our system included 10,082 properties (1,813,698 rooms) in 148 countries and territories, and we also had nearly 4,200 properties (approximately 629,000 rooms) in our development pipeline. We believe that our brand portfolio offers the most compelling range of brands, lodging properties, and other offerings in hospitality. The following table shows the portfolio of brands owned, operated, and/or licensed by Marriott for properties open at year-end 2025.

Our principal executive offices are located at 7750 Wisconsin Avenue, Bethesda, Maryland 20814. Our telephone number is (301) 380-3000.

THE OFFERING

The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the notes, see “Description of the Notes.”

Issuer	Marriott International, Inc.

Notes offered	$1,250,000,000 aggregate principal amount of notes consisting of:

•

$250,000,000 aggregate principal amount of 4.875% Series NN Notes due 2029 (The Series NN Notes offered by this prospectus supplement will constitute an additional issuance of, and form a single series with, the $500,000,000 aggregate principal amount of 4.875% Series NN Notes due 2029 that we issued on February 22, 2024. See “Description of the Notes”); and

•	$1,000,000,000 aggregate principal amount of 5.650% Series YY Notes due 2036.

Maturity	The Series NN Notes will mature on May 15, 2029. The Series YY Notes will mature on September 15, 2036.

Interest rate	The Series NN Notes will bear interest at a rate of 4.875% per annum. The Series YY Notes will bear interest at a rate of 5.650% per annum.

Interest payment dates	Interest on the Series NN Notes will accrue from May 15, 2026 and will be payable semiannually on May 15 and November 15 of each year, beginning on November 15, 2026.

Interest on the Series YY Notes will accrue from August 13, 2026 and will be payable semiannually on March 15 and September 15 of each year, beginning on March 15, 2027.

Ranking	The notes will be our unsecured senior obligations and will rank equally with all of our existing and future unsecured and unsubordinated indebtedness. The notes will be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of each of our subsidiaries. As of June 30, 2026, our subsidiaries collectively had outstanding long-term debt of $123 million, which represents approximately 1% of our total consolidated long-term debt before issuance of the notes. See “Risk Factors—Risks Relating to the Notes—We depend on cash flow of our subsidiaries to make payments on our securities.”

Optional redemption	We may redeem the Series NN Notes, in whole or in part, at any time and from time to time, at our option, prior to April 15, 2029 (one month prior to the maturity date of the Series NN Notes), at a redemption price described under the heading “Description of the Notes—Redemption at Our Option” in this prospectus supplement, plus any accrued and unpaid interest on the Series NN Notes being redeemed to, but not including, the redemption date.

We may redeem the Series NN Notes, in whole or in part, at any time and from time to time, at our option, on or after April 15, 2029 (one month prior to the maturity date of the Series NN Notes), at a redemption price equal to 100% of the principal amount of the Series NN Notes being redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date.

We may redeem the Series YY Notes, in whole or in part, at any time and from time to time, at our option, prior to June 15, 2036 (three months prior to the maturity date of the Series YY Notes), at a redemption price described under the heading “Description of the Notes—Redemption at Our Option” in this prospectus supplement, plus any accrued and unpaid interest on the Series YY Notes being redeemed to, but not including, the redemption date.

We may redeem the Series YY Notes, in whole or in part, at any time and from time to time, at our option, on or after June 15, 2036 (three months prior to the maturity date of the Series YY Notes), at a redemption price equal to 100% of the principal amount of the Series YY Notes being redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date.

Purchase of notes upon a change of control repurchase event	If we experience a change of control (defined herein) and the notes of a series are rated below investment grade (defined herein) by S&P Global Ratings (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) (or the equivalent under any successor rating categories of S&P’s or Moody’s, respectively), we will offer to repurchase all of the notes of such series at a price equal to 101% of the principal amount plus accrued and unpaid interest to the repurchase date. See “Description of the Notes—Change of Control.”

Covenants	We will agree to certain restrictions on liens, sale and leaseback transactions, mergers, consolidations and transfers of substantially all of our assets. These covenants are subject to important qualifications and exceptions. See “Description of the Notes—Certain Covenants.”

Further issuances of notes	We will issue the notes under an Indenture, dated as of November 16, 1998, between us and The Bank of New York Mellon, as trustee (the “Indenture”). We may, without the consent of the existing holders of a series of notes, issue additional notes of the same series having the same terms (other than the issue date, public offering price and, if applicable, the initial interest payment date) so that such existing notes and additional notes form a single series under the Indenture.

Governing law	The notes and the Indenture will be governed by New York law.

Trustee	The Bank of New York Mellon.

Use of proceeds	We estimate that the net proceeds from this offering of notes, after deducting the underwriting discount and estimated expenses of this offering, will be approximately $1.233 billion. This amount does not include accrued interest on the new Series NN Notes from May 15, 2026 through the day before the settlement date, which the purchasers of the new Series NN Notes must pay to us at settlement. We intend to use the net proceeds from the sale of the notes in this offering for general corporate purposes, which may include working capital, capital expenditures, acquisitions, stock repurchases or repayment of outstanding indebtedness.

RISK FACTORS

You should consider carefully the following risks and all of the information set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risks and uncertainties described under the heading “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2026 and June 30, 2026, before investing in the notes offered by this prospectus supplement.

Risks Relating to the Notes

We depend on cash flow of our subsidiaries to make payments on our securities.

Marriott International, Inc. is in part a holding company. Our subsidiaries conduct a significant percentage of our consolidated operations and own a significant percentage of our consolidated assets. Consequently, our cash flow and our ability to meet our debt service obligations depend in large part upon the cash flow of our subsidiaries and the payment of funds by the subsidiaries to us in the form of loans, dividends or otherwise. Our subsidiaries are not obligated to make funds available to us for payment of our debt securities or preferred stock dividends or otherwise. In addition, their ability to make any payments will depend on their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions. The notes effectively rank junior to all liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or dissolution of a subsidiary and following payment of its liabilities, the subsidiary may not have sufficient assets remaining to make payments to us as a shareholder or otherwise. The Indenture does not limit the amount of unsecured debt which our subsidiaries may incur. In addition, we and our subsidiaries may incur secured debt and enter into sale and leaseback transactions, subject to certain limitations. See “Description of the Notes—Certain Covenants.”

A liquid trading market for the notes may not develop.

There may be no trading market for any series of the notes. We have been advised by the underwriters for this offering that they presently intend to make a market in the notes of each series after the consummation of the offering contemplated by this prospectus supplement, although they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. The liquidity of any market for any series of the notes will depend upon the number of holders of those notes, our performance, the market for similar securities, the interest of securities dealers in making a market in those notes and other factors. A liquid trading market may not develop for any series of the notes. As a result, the market price of the notes could be adversely affected.

Ratings of the notes may not reflect all risks of an investment in the notes and negative changes in our credit ratings may adversely affect your investment in the notes.

We expect the major debt rating agencies to rate and routinely evaluate our debt. The ratings of each series of notes will primarily reflect our financial strength and will change in accordance with the rating of our financial strength. We cannot predict whether these rating agencies may take actions with respect to our credit ratings as a result of future events, our future performance or otherwise.

Any rating is not a recommendation to purchase, sell or hold any particular security, including the notes. These ratings do not comment as to market prices or suitability for a particular investor. In addition, ratings at any time may be lowered, placed on negative outlook or watch or withdrawn in their entirety. Any actual or anticipated negative changes or downgrades in our credit ratings or ratings outlook or watch, including any announcement that our ratings are under review for a downgrade, could increase our corporate borrowing costs and affect the market value of the notes. Furthermore, the ratings of each series of the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or market prices of, the notes. Among other factors, the condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the notes.

We may not be able to repurchase the notes upon a change of control repurchase event.

Upon the occurrence of specific kinds of change of control events accompanied by a below investment grade rating event with respect to a series of notes, we will be required to offer to purchase all of the notes of such series at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase, unless we had previously exercised our right to redeem the notes of such series. If we experience such a change of control and rating downgrade, we cannot assure you that we would have sufficient financial resources available to satisfy our obligations to repurchase such notes. Our failure to purchase the notes of a series as required under the terms of the notes would result in a default with respect to such series, which could have material adverse consequences for us and the holders of the applicable notes. See “Description of the Notes—Change of Control.”

USE OF PROCEEDS

We estimate that the net proceeds from this offering of notes, after deducting the underwriting discount and estimated expenses of this offering, will be approximately $1.233 billion. This amount does not include accrued interest on the new Series NN Notes from May 15, 2026 through the day before the settlement date, which the purchasers of the new Series NN Notes must pay to us at settlement. We intend to use the net proceeds from the sale of the notes in this offering for general corporate purposes, which may include working capital, capital expenditures, acquisitions, stock repurchases or repayment of outstanding indebtedness.

DESCRIPTION OF THE NOTES

General

The notes are governed by a document called the “Indenture.” The Indenture is a contract between us and The Bank of New York Mellon, as successor to JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank, which acts as trustee (the “Trustee”). The Indenture and its associated documents contain the full legal text of the matters described in this section. The Indenture and the notes are governed by New York law. A copy of the Indenture has been filed with the SEC. See “Where You Can Find More Information” for information on how to obtain a copy.

Because this section is a summary, it does not describe every aspect of the notes. This summary is subject to and qualified in its entirety by reference to all the provisions of the Indenture, including definitions of certain terms used in the Indenture. For example, in this section we use capitalized words to signify defined terms that have been given special meaning in the Indenture. We describe in this prospectus supplement the meaning of some terms defined in the Indenture. You should refer to the Indenture for the meanings of all of the defined terms. We also include references in parentheses to certain sections of the Indenture. Whenever we refer to particular sections or defined terms of the Indenture in this prospectus supplement, such sections or defined terms are incorporated by reference here.

The $250,000,000 aggregate principal amount of Series NN Notes being offered by this prospectus supplement (the “new Series NN Notes”) will constitute an additional issuance of, and form a single series with, the $500,000,000 aggregate principal amount of 4.875% Series NN Notes due 2029 that we issued on February 22, 2024 (the “initial Series NN Notes”). The new Series NN Notes will have terms identical to the initial Series NN Notes (other than the issue date, public offering price and initial interest payment date), and will have the same CUSIP number as, and will be fungible with and vote together with, the initial Series NN Notes immediately upon issuance. Unless the context requires otherwise, we refer to the new Series NN Notes and the initial Series NN Notes together as the “Series NN Notes.” References to “this offering of notes” or similar expressions refer only to the offering of new Series NN Notes being made pursuant to this prospectus supplement.

Terms

Each series of notes is a separate series of debt securities. The notes will be our general unsecured and senior obligations and, upon completion of this offering, will initially be limited to $1,250,000,000 aggregate principal amount. The new Series NN Notes and the Series YY Notes are initially being offered pursuant to this prospectus supplement in the respective principal amounts of $250,000,000 and $1,000,000,000. The Series NN Notes will mature on May 15, 2029. The Series YY Notes will mature on September 15, 2036. The notes will rank equally with all of our other unsecured and unsubordinated debt. We will issue the notes under the Indenture. We may, without the consent of the existing holders of a series of notes, issue additional notes of the same series having the same terms (other than the issue date, public offering price and, if applicable, the initial interest payment date) so that such existing notes and additional notes form a single series under the Indenture.

Marriott International, Inc. is a legal entity separate and distinct from its subsidiaries. Our subsidiaries are not obligated to make required payments on the notes. Accordingly, Marriott’s rights and the rights of holders of the notes to participate in any distribution of the assets or income from any subsidiary are necessarily subject to the prior claims of creditors of the subsidiary. The Indenture does not limit the amount of unsecured debt which our subsidiaries may incur. In addition, we and our subsidiaries may incur secured debt and enter into sale and leaseback transactions, subject to the limitations described under “—Certain Covenants.” See also “Risk Factors—Risks Relating to the Notes—We depend on cash flow of our subsidiaries to make payments on our securities.”

The notes will not be entitled to the benefit of any sinking fund or other mandatory redemption provisions.

Interest on the Series NN Notes

The Series NN Notes will bear interest at a rate of 4.875% per annum. Interest on the new Series NN Notes will accrue from May 15, 2026 and will be payable semiannually on May 15 and November 15 of each year, beginning on November 15, 2026, to the person listed as the holder of the note, or any predecessor note, in the security register at the close of business on the preceding May 1 or November 1 (whether or not a business day), as the case may be (such dates being the “Regular Record Dates” for the Series NN Notes).

If any interest payment date, stated maturity date or redemption or repurchase date for the Series NN Notes is not a business day, the payment otherwise required to be made on such date will be made on the next business day without any additional payment as a result of such delay.

Interest on the Series YY Notes

The Series YY Notes will bear interest at a rate of 5.650% per annum. Interest on the Series YY Notes will accrue from August 13, 2026 and will be payable semiannually on March 15 and September 15 of each year, beginning on March 15, 2027, to the person listed as the holder of the note, or any predecessor note, in the security register at the close of business on the preceding March 1 or September 1 (whether or not a business day), as the case may be (such dates being the “Regular Record Dates” for the Series YY Notes).

If any interest payment date, stated maturity date or redemption or repurchase date for the Series YY Notes is not a business day, the payment otherwise required to be made on such date will be made on the next business day without any additional payment as a result of such delay.

The Trustee

The Trustee under the Indenture has two main roles. First, the Trustee can enforce your rights against us if we default on our obligations under our debt securities. There are some limitations on the extent to which the Trustee acts on your behalf, described below under “—Default and Related Matters—Remedies If an Event of Default Occurs.” Second, the Trustee performs administrative duties for us, such as sending you interest payments, sending you notices and transferring your debt securities to a new buyer if you sell.

Redemption at Our Option

We may redeem the Series NN Notes in whole or in part, at any time and from time to time, at our option, prior to April 15, 2029 (one month prior to the maturity date of the Series NN Notes) (the “Series NN Par Call Date”), at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Series NN Notes matured on the Series NN Par Call Date) on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the Series NN Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Series NN Par Call Date, we may redeem the Series NN Notes, in whole or in part, at any time and from time to time, at our option, at a redemption price equal to 100% of the principal amount of the Series NN Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

We may redeem the Series YY Notes in whole or in part, at any time and from time to time, at our option, prior to June 15, 2036 (three months prior to the maturity date of the Series YY Notes) (the “Series YY Par Call

Date” and, together with the Series NN Par Call Date, the “Par Call Dates,” and each a separate “Par Call Date”), at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Series YY Notes matured on the Series YY Par Call Date) on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the Series YY Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Series YY Par Call Date, we may redeem the Series YY Notes, in whole or in part, at any time and from time to time, at our option, at a redemption price equal to 100% of the principal amount of the Series YY Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the date of the notice of redemption based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the date of the notice of redemption H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semiannual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption notice date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on such Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from such Par Call Date, one with a maturity date preceding such Par Call Date and one with a maturity date following such Par Call Date, we shall select the United States Treasury security with a maturity date preceding such Par Call Date. If there are two or more United States Treasury securities maturing on such Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semiannual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

In the case of a partial redemption, selection of the notes for redemption will be made by lot. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Change of Control

If a change of control repurchase event occurs as to a series of notes, unless we have exercised our right to redeem the notes of such series in whole as described under “—Redemption at Our Option,” we will make an offer to each holder of notes of such series to repurchase all or any part (in excess of $2,000 in integral multiples of $1,000) of that holder’s notes of such series at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of purchase. Within 30 days following any change of control repurchase event or, at our option, prior to any change of control, but after the public announcement of the change of control, we will deliver a notice to each holder of notes of such series, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent. The notice shall, if sent prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on the change of control repurchase event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control repurchase event provisions of the notes by virtue of such conflict.

On the change of control repurchase event payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes of the relevant series properly tendered pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes of the relevant series properly tendered; and

•

deliver or cause to be delivered to the Trustee the notes of the relevant series properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly pay to each holder of notes of the relevant series properly tendered the purchase price for the notes, and the Trustee will promptly authenticate and deliver (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000.

We will not be required to make an offer to repurchase the notes of a series upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes of such series properly tendered and not withdrawn under its offer.

“Below investment grade rating event” means, with respect to a series of notes, the notes of such series are rated below investment grade by both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a change of control until the end of the 60-day period following public notice of the occurrence of a change of control (which period shall be extended so long as the rating of such notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a below investment grade rating event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular change of control (and thus shall not be deemed a below investment grade rating event for purposes of the definition of change of control repurchase event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform us in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control shall have occurred at the time of the below investment grade rating event).

“Change of control” means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of our voting stock, measured by voting power rather than number of shares. Notwithstanding the foregoing, a transaction effected to create a holding company for us will not be deemed to involve a change of control if: (1) pursuant to such transaction we become a direct or indirect wholly owned subsidiary of such holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company, measured by voting power rather than number of shares.

“Change of control repurchase event” means the occurrence of both a change of control and a below investment grade rating event.

“Investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes of the applicable series or fails to make a rating of such notes publicly available for reasons outside of our control, a Substitute Rating Agency.

“S&P” means S&P Global Ratings and its successors.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Legal Ownership

“Street Name” and Other Indirect Holders

Investors who hold the notes in accounts at banks or brokers will generally not be recognized by us as legal holders of the notes. This is called holding in “Street Name.” Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its notes. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the notes, either because they agree to do so in their customer agreements or because they are legally required to. If you hold notes in “Street Name,” you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if ever required;

•	whether and how you can instruct it to send you notes registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the notes if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the Trustee and those of any third parties employed by us or the Trustee, run only to Persons who are registered as holders of notes. We do not have obligations to you if you hold in “Street Name” or other indirect means, either because you choose to hold notes in that manner or because the notes are issued in the form of Global Securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment if that holder is legally required to pass the payment along to you as a “Street Name” customer but does not do so.

Global Securities

The notes of each series will initially be issued only as a registered note in global form without interest coupons, known as a “Global Security.”

What is a Global Security? A Global Security is a special type of indirectly held Security, as described above under “—‘Street Name’ and Other Indirect Holders.” The financial institution that acts as the sole direct holder of the Global Security is called the “Depositary.” Any person wishing to own a Global Security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the Depositary.

Special Investor Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a Global Security will be governed by the account rules of the investor’s financial institution and of the Depositary, as well as general laws relating to securities transfers. We and the Trustee do not recognize this type of investor as a holder of the notes and instead deal only with the Depositary that holds the Global Security.

An investor holding interests in a Global Security should be aware that:

•	the investor cannot get the notes registered in his or her own name;

•	the investor cannot receive physical certificates for his or her interest in the notes;

•	the investor will hold in “Street Name” and must look to his or her own bank or broker for payments on the notes and protection of his or her legal rights relating to the notes;

•	the investor may not be able to sell interests in the notes to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates;

•	the Depositary’s policies will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the Global Security;

•

we and the Trustee have no responsibility for any aspect of the Depositary’s actions or for its records of ownership interests in the Global Security and do not supervise the Depositary in any way; and

•

payment for purchases and sales in the market for corporate bonds and notes is generally made in next-day funds. In contrast, the Depositary will usually require that interests in a Global Security be purchased or sold within its system using same-day funds. This difference could have some effect on how Global Security interests trade, but we do not know what that effect will be.

Special Situations When Global Security Will Be Terminated. In a few special situations described below, the Global Security will terminate and interests in it will be exchanged for physical certificates representing the notes. After that exchange, the choice of whether to hold the notes directly or in “Street Name” will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in the notes transferred to their own name, so that they will be direct holders. The rights of “Street Name” investors and direct holders in the debt securities have been previously described in the subsections entitled “—‘Street Name’ and Other Indirect Holders” and “—Direct Holders.”

The special situations for termination of a Global Security are:

•	When the Depositary notifies us that it is unwilling, unable or no longer qualified to continue as Depositary.

•	When an Event of Default on the relevant series of notes has occurred and has not been cured. We discuss defaults below under “—Default and Related Matters—Events of Default.”

In the remainder of this description, “you” means direct holders and not “Street Name” or other indirect holders of debt securities. Indirect holders should read the previous subsection entitled “—‘Street Name’ and Other Indirect Holders.”

Overview of Remainder of this Description

The remainder of this description summarizes:

•	additional mechanics relevant to the notes under normal circumstances, such as how you transfer ownership and where we make payments;

•	your rights under several special situations, such as if we merge with another company or, if we want to change a term of the notes;

•	promises we make to you about how we will run our business, or business actions we promise not to take (known as “restrictive covenants”); and

•	your rights if we default or experience other financial difficulties.

Additional Mechanics

Form, Exchange and Transfer

The notes of each series will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $2,000 and in integral multiples of $1,000 in excess thereof. (Section 302)

You may have your notes broken into more notes of smaller denominations or combined into fewer notes of larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an “exchange.”

You may exchange or transfer notes at the office of the Trustee. The Trustee acts as our agent for registering notes in the names of holders and transferring notes. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the “Security Registrar.” It will also perform transfers. (Section 305) You will not be required to pay a service charge to transfer or exchange notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the Security Registrar is satisfied with your proof of ownership.

We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002)

Interest in a global security may be transferred only in compliance with the customary procedures of the Depositary, including the delivery of appropriate certificates and information. If we redeem at our option less than all of the notes of a series, we may block the transfer or exchange of such notes during the period beginning 15 days before the day we send the notice of redemption and ending on the day the notice of redemption is sent in order to freeze the list of holders of such notes to prepare the notice of redemption. We may also refuse to register transfers or exchanges of notes selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of notes.

Payment and Paying Agents

We will pay interest to you if you are a direct holder listed in the Trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the notes on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the “Regular Record Date” and is stated above under “—Terms.” (Section 307) Holders buying and selling notes must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the Regular Record Date. The most common manner is to adjust the sales price of the notes to pro rate interest fairly between buyer and seller. This pro-rated interest amount is called “accrued interest.”

We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the Trustee in New York, New York. That office is currently located at 240 Greenwich Street, New York, New York 10286. You may elect to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

“Street Name” and other indirect holders should consult their banks or brokers for information on how they will receive payments.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the Trustee’s corporate trust office. These offices are called “Paying Agents.” We may also choose to act as our own Paying Agent. We must notify you of changes in the Paying Agents for the notes. (Section 1002)

Notices

We and the Trustee will send notices regarding the debt securities only to direct holders, using their addresses as listed in the Trustee’s records or, if the notes are held in global form, electronically in accordance with the applicable procedures of the Depositary. (Sections 101 and 106)

Regardless of who acts as Paying Agent, all money paid by us to a Paying Agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the Trustee, any other Paying Agent or anyone else. (Section 1003)

Special Situations

Mergers and Similar Events

We are generally permitted to consolidate or merge with another company or entity. We are also permitted to sell substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

•

Where we merge out of existence or sell substantially all of our assets, the other entity may not be organized under a foreign country’s laws (that is, it must be a corporation, partnership or trust organized under the laws of a State or the District of Columbia or under federal law) and it must agree to be legally responsible for the notes.

•

The merger, sale of assets or other transaction must not cause a default on the applicable series of notes, and we must not already be in default with respect to the applicable series of notes (unless the merger or other transaction would cure the default). For purposes of this no-default test, a default would include an Event of Default that has occurred and not been cured, as described under “—Default and Related Matters—Events of Default—What Is an Event of Default?” A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

•

It is possible that the merger, sale of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that property over other lenders or over our general creditors if we fail to pay them back. We have promised to limit these preferential rights on our property, called “Liens,” as discussed under “—Certain Covenants—Restriction on Liens.” If a merger or other transaction would create any Liens on our property, we must comply with that covenant. We would do this either by deciding that the Liens were permitted, or by following the requirements of the covenant to grant an equivalent or higher-ranking Lien on the same property to you and the other direct holders of the notes entitled to that protection. (Section 801)

Modification and Waiver

There are three types of changes we can make to the Indenture and the notes.

Changes Requiring Your Approval. First, there are changes that we cannot make to the Indenture or the notes of any series without the specific approval of the holders of such series. We cannot do the following without the applicable holders’ approval:

•	change the Stated Maturity of the principal or interest on a note of the applicable series;

•	reduce any amounts due on a note of the applicable series;

•	reduce the amount of principal payable upon acceleration of the Maturity of a note of the applicable series following a default with respect to such series;

•	change the place or currency of payment on a note of the applicable series;

•	impair your right to sue for payment;

•	reduce the percentage of holders of the notes of the applicable series whose consent is needed to modify or amend the Indenture;

•

reduce the percentage of holders of the notes of the applicable series whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults with respect to such series; or

•	modify any other aspect of the provisions dealing with modification and waiver of the Indenture. (Section 902)

Changes Requiring a Majority or 50% Vote. Second, there are changes that we cannot make to the Indenture or the notes of a series without a vote in favor by holders of such notes owning not less than 50% of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the notes. A majority vote would be required for us to obtain a waiver of all or part of the covenants described below, or a waiver of a past default. However, we cannot obtain a waiver of a payment default with respect to a particular series or any other aspect of the Indenture or the notes listed in the first category described above under “—Changes Requiring Your Approval” unless we obtain the individual consent of the applicable holders to the waiver. (Section 513)

Changes Not Requiring Approval. The third type of change does not require any vote by holders of the notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the notes. (Section 901)

Further Details Concerning Voting. When taking a vote, notes will not be considered Outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Notes will also not be eligible to vote if they have been fully defeased as described below under “—Defeasance—Full Defeasance.” (Section 101)

We will generally be entitled to set any day as a record date for the purpose of determining the holders of Outstanding notes that are entitled to vote or take other action under the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by holders. If we or the Trustee set a record date for a vote or other action to be taken by holders that vote or action may be taken only by persons who are holders of Outstanding notes on the record date and must be taken within 180 days following the record date or another shorter period that we may specify (or as the Trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 104)

“Street Name” and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the Indenture or the notes or request a waiver.

Limited Protection in the Event of a Change of Control

Other than as described in this prospectus supplement under “—Change of Control,” the notes will not contain any provisions which may afford holders of the notes protection in the event of a change in control of our Company or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of notes.

Certain Covenants

Restriction on Liens. Some of our property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property over other lenders (including you and any other holders of the notes) or over our general creditors if we fail to pay them back. These preferential rights are called “Liens.” Neither Marriott International, Inc. nor its Restricted Subsidiaries will place a Lien on any of our Principal Properties, or on any shares of stock or debt of any of our Restricted Subsidiaries, to secure new debt unless we grant an equivalent or higher-ranking Lien on the same property to you and any other holders of the notes. (Section 1008)

However, we do not need to comply with this restriction if the amount of all debt that would be secured by Liens on Principal Properties (including the new debt and all “Attributable Debt,” as described under “—Restrictions on Sales and Leasebacks” below, that results from a sale and leaseback transaction involving Principal Properties) is less than the greater of $400 million or 10% of our Consolidated Net Assets.

This restriction on Liens also does not apply to certain types of Liens, and we can disregard these Liens when we calculate the limits imposed by this restriction. We may disregard a Lien on any Principal Property or on any shares of stock or debt of any Restricted Subsidiary if:

•	the Lien existed on the date of the Indenture;

•	the Lien existed at the time the property was acquired or at the time an entity became a Restricted Subsidiary;

•

the Lien secures Debt that is no greater than the Acquisition Cost or the Cost of Construction or improvement of one or more Principal Properties acquired or constructed by us or a Restricted Subsidiary (if the Lien is created no later than 24 months after such acquisition or completion of construction);

•	the Lien is in favor of us or any Subsidiary; or

•	the Lien is granted in order to assure our performance of any tender or bid on any project (and other similar Liens).

Subject to certain limitations, we may also disregard any Lien that extends, renews or replaces any of these types of Liens.

We and our subsidiaries are permitted to have as much unsecured debt as we may choose and except as provided in this restriction on Liens, the Indenture does not contain provisions that would afford protection to you in the event of a highly leveraged transaction involving us.

Restrictions on Sales and Leasebacks. We promise that neither we nor any of our Restricted Subsidiaries will enter into any sale and leaseback transaction involving a Principal Property, unless we comply with this covenant. A “sale and leaseback transaction” generally is an arrangement between us or a Restricted Subsidiary and any lessor (other than the Company or a Subsidiary) where we or the Restricted Subsidiary lease a Principal Property for a period in excess of three years, if such property was or will be sold by us or such Restricted Subsidiary to that lender or investor.

We can comply with this promise in either of two different ways. First, we will be in compliance if we or a Restricted Subsidiary could grant a Lien on the Principal Property in an amount equal to the Attributable Debt for the sale and leaseback transaction without being required to grant an equivalent or higher-ranking Lien to you and the other holders of the notes under the restriction on Liens described above. Second, we can comply if we retire an amount of Debt ranking on a parity with, or senior to, the notes, within 240 days of the transaction, equal to at least the net proceeds of the sale of the Principal Property that we lease in the transaction or the fair value of that property, whichever is greater. (Section 1009)

Certain Definitions Relating to our Covenants. Following are the meanings of the terms that are important in understanding the covenants previously described. (Section 101)

“Attributable Debt” means the total present value of the minimum rental payments called for during the term of the lease (discounted at the rate that the lessee could borrow over a similar term at the time of the transaction).

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a lease that is accounted for as a capital lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with generally accepted accounting principles.

“Consolidated Net Assets” is the consolidated assets (less reserves and certain other permitted deductible items), after subtracting all current liabilities (other than the current portion of long-term debt and Capitalized Lease Obligations) as such amounts appear on our most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles.

“Debt” means notes, bonds, debentures or other similar evidences of indebtedness for borrowed money or any guarantee thereof.

A “Principal Property” is any parcel or groups of parcels of real estate or one or more physical facilities or depreciable assets, the net book value of which exceeds 2% of the Consolidated Net Assets.

“Restricted Subsidiary” means any Subsidiary:

•	organized and existing under the laws of the United States;

•	the principal business of which is carried on within the United States of America; and

•

which either (1) owns or is a lessee pursuant to a capital lease of any real estate or depreciable asset which has a net book value in excess of 2% of Consolidated Net Assets, or (2) in which the investment of the Company and all its Subsidiaries exceeds 5% of Consolidated Net Assets.

The definition of a Restricted Subsidiary does not include any Subsidiaries principally engaged in our timeshare or senior living services businesses or the major part of whose business consists of finance, banking, credit, leasing, insurance, financial services or other similar operations, or any combination thereof. The definition also does not include any Subsidiary formed or acquired after the date of the Indenture for the purpose of developing new assets or acquiring the business or assets of another person and which does not acquire all or any substantial part of our business or assets or those of any Restricted Subsidiary.

A “Subsidiary” is a corporation in which we and/or one or more of our other subsidiaries owns at least 50% of the voting stock, which is a kind of stock that ordinarily permits its owners to vote for the election of directors.

The term “generally accepted accounting principles” with respect to any computation required or permitted under the Indenture shall mean such accounting principles as generally accepted at the date of the Indenture.

Defeasance

Full Defeasance. If there is a change in U.S. federal income tax law, as described below, we can legally release ourselves from any payment or other obligations on the notes of a series (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•

we must deposit in trust for your benefit and the benefit of all other direct holders of such notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on such notes on their maturity date;

•

there must be a change in current U.S. federal income tax law or an Internal Revenue Service ruling that lets us make the above deposit and effect such full defeasance without causing you to be taxed on such notes any differently than if such deposit and defeasance did not occur and we just repaid the notes ourselves (under current federal income tax law, the deposit and our legal release from the notes would be treated as though we took back your notes and gave you your share of the money and notes or bonds deposited in trust and, in that event, you could be required to recognize gain or loss on the notes you are deemed to give back to us); and

•	we must deliver to the Trustee a legal opinion of our counsel confirming the tax law change or ruling described above. (Sections 1302 and 1304)

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on such notes. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

Covenant Defeasance. Under current U.S. federal income tax law, we can make the same type of deposit described above and be released from some of the covenants in the series of notes for which such deposit is made. This is called “covenant defeasance.” In that event, you would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the notes. In order to achieve covenant defeasance, we must, among other things, do the following:

•

deposit in trust for your benefit and the benefit of all other direct holders of such notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on such notes on their maturity date; and

•

deliver to the Trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit and effect such covenant defeasance without causing you to be taxed on such notes any differently than if such deposit and covenant defeasance did not occur.

If we accomplish covenant defeasance, the following provisions of the Indenture with respect to these notes would no longer apply:

•	our promises regarding conduct of our business previously described under “—Certain Covenants”;

•	our obligation to purchase such notes in the event of a change of control repurchase event at the price previously described under “—Change of Control”;

•	the condition regarding the treatment of Liens when we merge or engage in similar transactions, as previously described under “—Special Situations—Mergers and Similar Events”; and

•

the Events of Default relating to breach of covenants and acceleration of the maturity of other debt, described later under “—Default and Related Matters—Events of Default—What Is an Event of Default?”

If we accomplish covenant defeasance, you can still look to us for repayment of the notes if there is a shortfall in the trust deposit. For example, if one of the remaining Events of Default occurred (such as our bankruptcy) and the notes become immediately due and payable, there may be such a shortfall.

Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Sections 1303 and 1304)

Default and Related Matters

Events of Default

Holders of notes of a particular series will have special rights if an Event of Default with respect to such series occurs and is not cured, as described below.

What Is an Event of Default? The term “Event of Default” means any of the following:

•	we do not pay the principal or any premium on a note of such series on its due date;

•	we do not pay interest on a note of such series within 30 days of its due date;

•

we remain in breach of a covenant described under “—Certain Covenants” or any other term of the Indenture for 60 days after we receive a notice of default stating we are in breach, which notice must be sent by either the Trustee or holders of 25% of the principal amount of notes of the affected series;

•

we or any Restricted Subsidiary default on other debt (excluding any non-recourse debt) which totals over $100 million (or 4% of our Consolidated Net Assets, whichever amount is greater) and the lenders of such debt shall have taken affirmative action to enforce the payment of such debt, and this repayment obligation remains accelerated for 10 days after we receive a notice of default as described in the previous paragraph; or

•	we file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur. (Section 501)

A payment default or other default under one series of notes may, but will not necessarily, cause a default to occur under any other series of notes issued under the Indenture.

Remedies If an Event of Default Occurs. If an Event of Default has occurred and has not been cured, the Trustee or the holders of 25% in principal amount of the notes of the affected series may declare the entire principal amount of all the notes of the affected series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an Event of Default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the notes will be automatically accelerated, without any action by the Trustee or any holder. A declaration of acceleration of maturity may be cancelled by the holders of at least a majority in principal amount of the notes of the affected series. (Section 502)

Except in cases of default where the Trustee has some special duties, the Trustee is not required to take any action under the Indenture at the request of any holders unless the holders offer the Trustee protection satisfactory to it from expenses and liability (called an “indemnity”). (Section 603) If indemnity is provided, the holders of a majority in principal amount of the Outstanding notes of the affected series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. These majority holders may also direct the Trustee in performing any other action under the Indenture. (Section 512)

Before you bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes, the following must occur:

•	you must give the Trustee written notice that an Event of Default has occurred and remains uncured;

•

the holders of 25% in principal amount of all Outstanding notes of the affected series must make a written request that the Trustee take action because of the default, and must offer indemnity satisfactory to the Trustee against the cost and other liabilities of taking that action; and

•	the Trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity. (Section 507)

However, you are entitled at any time to bring a lawsuit for the payment of money due on your notes on or after the due date. (Section 508)

“Street Name” and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the Trustee and to make or cancel a declaration of acceleration.

We will furnish to the Trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Indenture and the notes, or else specifying any default. (Section 1004)

Regarding the Trustee

The Bank of New York Mellon, as successor to JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank, is the Trustee, Security Registrar and Paying Agent under the Indenture. We have certain existing banking relationships with The Bank of New York Mellon, including that one of its affiliates is a lender under our revolving credit facility (our “Credit Facility”). In addition, affiliates of The Bank of New York Mellon may be purchasers of our securities.

If an Event of Default (or an event that would be an Event of Default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded) occurs, the Trustee may be considered to have a conflicting interest with respect to the notes for purposes of the Trust Indenture Act of 1939. In that case, the Trustee may be required to resign as Trustee under the Indenture and we would be required to appoint a successor Trustee.

Book-Entry System

We will issue the notes of each series in the form of one or more fully registered global notes which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, also referred to as DTC. DTC will act as the depositary. The notes will be registered in the name of DTC or its nominee.

Investors may hold interests in a global note through DTC in the United States if they are participants in DTC or indirectly hold such interests through organizations that are participants in DTC. Clearstream Banking S.A., also referred to as Clearstream, and Euroclear Bank SA/NV, as operator of the Euroclear System, also referred to as Euroclear, will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s name on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. JPMorgan Chase Bank currently acts as U.S. depositary for Euroclear (in such capacity, the “U.S. depositary”). Beneficial interests in a global note will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for such global note. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the notes will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect. You will not receive written confirmation from DTC of your purchase of the notes. The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com, but that information is not incorporated by reference into this prospectus supplement.

DTC

DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC’s participants include:

•	securities brokers and dealers, including the underwriters;

•	banks;

•	trust companies;

•	clearing corporations; and

•	certain other organizations, some of which or their representatives own DTC.

Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC’s book-entry system.

Principal and interest payments on the notes represented by a global note will be made to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented by the global note of each series for all purposes under the Indenture. Accordingly, we, the Trustee and any paying agent will have no responsibility or liability for:

•	any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a note represented by a global note;

•

any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in a global note held through such participants; or

•	the maintenance, supervision or review of any of DTC’s records relating to such beneficial ownership interests.

DTC has advised us that upon receipt of any payment of principal of or interest on a note, DTC will credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective holdings shown on DTC’s records. The underwriters will initially designate the accounts to be credited.

Clearstream

Clearstream advises that it is incorporated under Luxembourg law as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream participants”) and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates.

Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is subject to regulation by the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to other institutions, such as banks, brokers, dealers and trust companies that clear transactions through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear, also referred to as “Euroclear participants,” and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV, also referred to as the Euroclear operator. All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear transactions through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (the “terms and conditions”). The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions of Euroclear, to the extent received by the U.S. depositary for Euroclear.

Global Notes

Payments by participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in “Street Name,” and will be the sole responsibility of those participants.

A global note can only be transferred:

•	as a whole by DTC to one of its nominees;

•	as a whole by a nominee of DTC to DTC or another nominee of DTC; or

•	as a whole by DTC or a nominee of DTC to a successor of DTC or a nominee of such successor.

Notes represented by a global note can be exchanged for definitive notes in registered form only if:

•	DTC notifies us that it is unwilling, unable or no longer qualified to continue as the depositary for such global note;

•	we in our sole discretion determine that such global note will be exchangeable for definitive notes in registered form and notify the Trustee of our decision; or

•	an Event of Default with respect to the notes represented by such global note has occurred and is continuing.

A global note that can be exchanged for a definitive note under the preceding sentence will be exchanged for definitive notes that are issued in authorized denominations in registered form for the same aggregate amount. Such definitive notes will be registered in the names of the owners of the beneficial interests in such global notes as directed by DTC.

Except as provided above, (1) owners of beneficial interests in such global note will not be entitled to receive physical delivery of notes in definitive form and will not be considered the holders of the notes for any purpose under the Indenture and (2) no notes represented by a global note will be exchangeable. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC, and if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture or such global note. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global note.

DTC and the underwriters have informed us that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global note desires to take any action which a holder is entitled to take under the Indenture, then (1) DTC would authorize the participants holding the relevant beneficial interests to take such action and (2) such participants would authorize the beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has provided the following information to us. DTC is:

•	a limited-purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the Exchange Act.

Settlement for the notes will be made by the underwriters in immediately available funds. The notes will trade in the DTC settlement system until maturity or until definitive notes are issued. DTC will require secondary trading activity in the notes to be settled in immediately available funds.

The information in this section concerning DTC, Clearstream and Euroclear and DTC’s book-entry system has been obtained from sources that we believe to be reliable, and we do not take any responsibility for its accuracy. This information is subject to any changes to the arrangements between or among us, DTC, Clearstream and Euroclear and any changes to procedures that may be instituted unilaterally by DTC, Clearstream or Euroclear. We will not have any responsibility for the performance by DTC, Clearstream, Euroclear or their respective participants under the rules and procedures governing them.

The underwriters will make settlement for the notes in immediately available or same-day funds. So long as the notes of a series are represented by a global note, we will make all payments of principal and interest in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using the depositary’s Same-Day Funds Settlement System. Secondary market trading between Clearstream participants or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary. However, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). If the transaction meets its settlement requirements, the relevant European international clearing system will deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream participant or Euroclear participant on that business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream participant or Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of beneficial interests in the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain material U.S. federal income tax consequences relating to the purchase, ownership and disposition of notes as of the date hereof, and does not purport to be a complete analysis of all the potential tax considerations relating thereto. Except where noted, this summary deals only with notes that are held as capital assets (within the meaning of Section 1221 of the Code (as defined below)) by a holder who acquired the notes upon original issuance at the offering price listed on the cover page of this prospectus supplement.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a note that, for U.S. federal income tax purposes, is: (a) an individual citizen or resident of the United States; (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state or political subdivision thereof (including the District of Columbia); (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) such trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of a note that is neither a U.S. Holder nor a partnership or any entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership considering an investment in the notes, you should consult your tax advisors concerning the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. We have not sought and do not intend to seek a ruling from the Internal Revenue Service (the “IRS”) with respect to any of the matters discussed below. Accordingly, we cannot assure you that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge to those views by the IRS in the event of litigation. This summary does not address all aspects of U.S. federal income taxes and does not deal with foreign, state, local or other tax considerations (including estate and gift tax) that may be relevant to holders of the notes in light of their particular circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including, for example, if you are a dealer in securities or currencies, a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings, a bank or other financial institution, a regulated investment company, a real estate investment trust, an employee stock ownership plan, a controlled foreign corporation, a passive foreign investment company, a partnership, S corporation or other pass-through entity (or an investor therein), a corporation that accumulates earnings to avoid income tax, an insurance company, a tax-exempt organization, a former citizen or resident of the United States, a person liable for alternative minimum tax, a person that owns notes that are a hedge or that are hedged against interest rate or currency risks, a person that owns notes as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, a person that purchases or sells notes as part of a wash sale for tax purposes, or a U.S. Holder whose functional currency for tax purposes is not the U.S. dollar). A change in law may alter significantly the tax considerations that we describe in this summary.

It is expected, and this discussion assumes, that the notes will be issued without non-de minimis original issue discount for U.S. federal income tax purposes.

If you are considering the purchase of notes, you should consult your tax advisors concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of the notes, as well as the consequences arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction, and the possible effect of changes in tax laws.

Certain Contingent Payments

We may become obligated to pay an amount in excess of the stated interest and/or the principal amount of the notes under certain circumstances as described in “Description of the Notes—Change of Control.” The potential obligation to make these payments may cause the notes to be subject to the special method of taxation that applies to certain debt instruments that provide for one or more contingent payments (“contingent payment debt instruments”). The relevant U.S. Treasury regulations provide special rules for determining the yield and maturity of debt instruments that provide for one or more alternative payment schedules applicable upon the occurrence of contingencies. Under these regulations, if the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, and, based on all the facts and circumstances as of the issue date, a single payment schedule for a debt instrument, including the stated payment schedule, is significantly more likely than not to occur, the yield and maturity of the debt instrument are determined based on that payment schedule. In addition, under the applicable U.S. Treasury regulations, remote and/or incidental contingencies may generally be ignored.

Notwithstanding the potential obligation to make the payments described above, we believe that it is significantly more likely than not that a change of control repurchase event will not occur. Therefore, we intend to take the position that the notes are not treated as contingent payment debt instruments under the applicable U.S. Treasury regulations. Our position is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. Our determination is not, however, binding on the IRS, and if the IRS successfully takes a contrary position, a holder subject to U.S. federal income tax may be required (i) to accrue interest income at a rate higher than the stated interest rate on the notes, and (ii) to treat as ordinary income, rather than capital gain, any gain realized on the sale or other taxable disposition of the notes.

You should consult your tax advisors about the risk of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not contingent payment debt instruments.

Qualified Reopening

It is expected, and this discussion assumes, that the new Series NN Notes offered by this prospectus supplement will be issued in a “qualified reopening” of the initial Series NN Notes for U.S. federal income tax purposes. Accordingly, the new Series NN Notes offered by this prospectus supplement will be considered to have the same issue date and issue price as the initial Series NN Notes and will be fungible with the initial Series NN Notes for U.S. federal income tax purposes.

U.S. Holders

The following is a summary of certain material U.S. federal income tax consequences applicable to you if you are a U.S. Holder.

Interest

Subject to the discussion below under “—Pre-Issuance Accrued Interest,” interest on a note will generally be taxable to you as ordinary interest income as it accrues or is received by you in accordance with your usual method of accounting for U.S. federal income tax purposes.

Pre-Issuance Accrued Interest

If a portion of the price paid for a new Series NN Note offered by this prospectus supplement is attributable to an amount of interest accrued prior to the date the new Series NN Notes were purchased (the “pre-issuance accrued interest”), the portion of the interest paid on the first interest payment date after the issuance of the new Series NN Notes equal to the amount of the pre-issuance accrued interest may be treated as a non-taxable return of the pre-issuance accrued interest. The remainder of this discussion assumes that the pre-issuance accrued interest on the new Series NN Notes will be so treated, and references to interest in the remainder of this discussion of material U.S. federal income tax consequences with respect to U.S. Holders exclude pre-issuance accrued interest. Further, pre-issuance accrued interest should not form part of any amortizable bond premium (as described below under “—Amortizable Bond Premium”) and a U.S. Holder’s tax basis in a new Series NN Note offered by this prospectus supplement should not include any amounts attributable to pre-issuance accrued interest. This discussion does not otherwise address the treatment of pre-issuance accrued interest, and U.S. Holders should consult their tax advisors concerning the tax treatment of pre-issuance accrued interest.

Amortizable Bond Premium

If you purchase a new Series NN Note offered by this prospectus supplement for an amount in excess of its stated principal amount (disregarding any amount paid in respect of pre-issuance accrued interest, as discussed above under “—Pre-Issuance Accrued Interest”), you will be considered to have purchased the new Series NN Note at a “premium” equal to such excess. You generally may elect to amortize the premium (i.e., “bond premium”) over the remaining term of the new Series NN Note on a constant yield method as an offset to interest when includible in income under your regular accounting method. If you make this election, you will be required to reduce your adjusted tax basis in the new Series NN Note by the amount of premium amortized. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on maturity or other taxable disposition of the new Series NN Note. Because of the optional redemption feature of the new Series NN Notes, however, special rules apply that may reduce or defer the amount of bond premium that may be amortized. U.S. Holders should consult their tax advisors about these special rules. An election to amortize bond premium applies to all taxable debt obligations then owned or thereafter acquired on or after the first day of the first taxable year for which the election is made and may be revoked only with the consent of the IRS. U.S. Holders should consult their tax advisors about this election.

Sale, Exchange or Other Taxable Dispositions of Notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the amount of the cash and the fair market value of any property you receive on the sale or other taxable disposition (less an amount attributable to any accrued but unpaid interest, which will be taxable as ordinary interest income to the extent not previously taken into income), and (ii) your adjusted tax basis in the note. In the case of the Series YY Notes, your adjusted tax basis in a note will generally be equal to your cost for the note. In the case of the new Series NN Notes, your adjusted tax basis in a note will generally be equal to your cost for the note (excluding amounts allocated to pre-issuance accrued interest), reduced by the amount of any amortizable bond premium previously amortized.

Any gain or loss will generally be treated as capital gain or loss, and will be treated as long-term capital gain or loss if your holding period for the note exceeds one year at the time of the disposition. Long-term capital gains of non-corporate taxpayers are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Additional Tax on Net Investment Income

U.S. persons that are individuals, estates or certain trusts are generally subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” (or, in the case of an estate or trust, undistributed “net investment income”) for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s tax return filing status). A U.S. Holder’s net investment income will generally include any income or gain recognized by such holder with respect to the notes, unless such income or gain is derived in the ordinary course of the conduct of such holder’s trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. persons that are individuals, estates or trusts should consult their tax advisors on the applicability of this additional tax to their income and gains in respect of their investment in the notes.

Information Reporting and Backup Withholding

U.S. federal backup withholding will generally apply to interest on the notes and proceeds from the sale or other disposition (including a retirement or redemption) of the notes unless (a) you are an exempt U.S. Holder and, when required, demonstrate this fact or (b) you provide a correct taxpayer identification number, certify under penalty of perjury that you are not subject to backup withholding and otherwise comply with applicable requirements of the backup withholding rules. A U.S. Holder who does not provide a correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that you timely furnish the required information to the IRS.

You will also be subject to information reporting on interest on the notes and proceeds from the sale or other disposition of the notes, unless you are an exempt recipient and appropriately establish that exemption.

Non-U.S. Holders

The following is a summary of certain material U.S. federal income tax consequences applicable to you if you are a Non-U.S. Holder.

Interest

Subject to the discussions of backup withholding and FATCA below, under the “portfolio interest rule,” you will generally not be subject to U.S. federal income tax (or any withholding tax) on payments of stated interest on the notes, provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•

you do not, directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable U.S. Treasury regulations;

•	you are not a controlled foreign corporation that is related directly or indirectly to us through actual or constructive stock ownership (as provided in the Code);

•	you are not a bank receiving the interest pursuant to a loan made in the ordinary course of your trade or business; and

•	you meet certain certification requirements (as described below).

Under current law, the certification requirements may be satisfied in any of the following manners:

•

You provide to the applicable withholding agent a statement on IRS Form W-8BEN or W-8BEN-E (or suitable successor or other applicable form), together with all appropriate attachments, signed under penalties of perjury, identifying yourself by name and address and certifying, among other things, that you are not a U.S. person.

•

If you hold a note through a securities-clearing organization, bank or another financial institution that holds customers’ securities in the ordinary course of its trade or business, such organization or institution (i) certifies to the applicable withholding agent under penalties of perjury that it or an intermediate financial institution has received from you the applicable form described in the preceding bullet point and (ii) furnishes the applicable withholding agent with a copy thereof.

•

If a financial institution or other intermediary that holds the note on your behalf has entered into a withholding agreement with the IRS, such institution or intermediary submits an IRS Form W-8IMY (or suitable successor form) and certain other required documentation to the applicable withholding agent, and certain other conditions are satisfied.

If the requirements of the portfolio interest rule described above are not satisfied, payments of interest made to you will be subject to a 30% U.S. federal withholding tax, unless either:

•

an applicable income tax treaty reduces or eliminates such tax, and you claim the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN or W-8BEN-E (or suitable successor form) establishing qualification for benefits under that treaty; or

•

the interest is effectively connected with your conduct of a trade or business in the United States and you provide an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI (or suitable successor form).

Non-U.S. Holders should consult their tax advisors regarding the possibility of claiming a refund with respect to any withholding imposed on the portion of the first interest payment on the new Series NN Notes allocable to pre-issuance accrued interest.

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will be subject to U.S. federal income tax on that interest on a net income basis (and the 30% withholding tax described above will not apply, provided you satisfy the certification requirement described above) generally in the same manner as a U.S. Holder. In addition, if you are a corporate Non-U.S. Holder, you may be subject to a branch profits tax at a rate of 30% (or lower applicable income tax treaty rate) on any effectively connected earnings and profits (subject to adjustments).

Sale, Exchange or Other Taxable Disposition of Notes

Subject to the discussion of backup withholding below, any gain realized (other than any amount allocable to accrued and unpaid interest, which would be treated as interest and subject to the rules discussed above in “—Interest”) on the sale, exchange, redemption, retirement or other taxable disposition of a note generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met.

If the first exception applies, you will generally be subject to U.S. federal income tax on the net gain you derive from the sale, exchange, redemption, retirement or other taxable disposition of the note in the same manner as a U.S. Holder. In addition, if you are a corporate Non-U.S. Holder, you may be subject to a branch profits tax at a rate of 30% (or lower applicable income tax treaty rate) on any effectively connected earnings and profits (subject to adjustments). If you are eligible for the benefits of an income tax treaty between the United States and your country of residence, the U.S. federal income tax treatment of any such gain may be modified in the manner specified by the treaty. If the second exception applies, you generally will be subject to U.S. federal income tax at a rate of 30% (except as otherwise provided by an applicable income tax treaty) on the amount by which your U.S.-source capital gains exceed your U.S.-source capital losses.

Information Reporting and Backup Withholding

Generally, payors must report to the IRS and to each Non-U.S. Holder the amount of any interest paid on the notes in each calendar year, and the amount of U.S. federal income tax withheld, if any, with respect to these payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

Non-U.S. Holders who have provided certification as to their non-U.S. status or who have otherwise established an exemption will generally not be subject to backup withholding tax on payments of interest if the applicable withholding agent does not have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied.

Payment of the proceeds from a sale or other disposition (including a retirement or redemption) of a note to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless you certify as to your non-U.S. status or otherwise establish an exemption from information reporting and backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied. Payments of the proceeds from the sale or other disposition (including a retirement or redemption) of a note to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, additional information reporting, but generally not backup withholding, may apply to those payments (in the same manner as a sale or other disposition to or through the U.S. office of a broker) if the broker is one of the following: (a) a U.S. person, (b) a controlled foreign corporation for U.S. federal income tax purposes, (c) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, or (d) a foreign partnership with certain specified connections to the United States.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that you timely furnish the required information to the IRS.

Foreign Account Tax Compliance Withholding

Under Sections 1471 through 1474 of the Code, the U.S. Treasury regulations promulgated thereunder and other administrative guidance with respect thereto (collectively “FATCA”), a 30% U.S. federal withholding tax may apply to certain types of payments with respect to a note if a holder (i) is, or holds its notes through, a foreign financial institution (whether such institution is the beneficial owner or an intermediary) that has not entered into an agreement with the U.S. government to report, on an annual basis, certain information regarding accounts with (or, in certain cases, equity or debt interests in) the institution held by United States persons or certain foreign entities with United States owners, or that has been designated as a “nonparticipating foreign financial institution” pursuant to an intergovernmental agreement between the United States and a foreign country, where applicable, or (ii) is, or holds its notes through, a non-financial foreign entity (whether such entity is the beneficial owner or an intermediary) that fails to provide certain documentation (usually an IRS Form W-8BEN-E) containing information about its identity, its FATCA status, and if required, its direct and indirect U.S. owners. The terms of an intergovernmental agreement between the United States and a foreign country, if applicable, or of future Treasury regulations, may further modify these requirements.

Under the applicable Treasury regulations and administrative guidance, withholding under FATCA currently applies to payments of interest on a note. Depending on your circumstances, you may be entitled to a refund or credit in respect of some or all of any such withholding under FATCA.

While withholding under FATCA would also have applied to payments of gross proceeds from the sale, exchange or other disposition of the notes, proposed U.S. Treasury regulations (upon which taxpayers may rely until final regulations are issued) eliminate FATCA withholding tax on payments of gross proceeds entirely.

You should consult your tax advisors on how these rules may apply to your investment in the notes.

In addition, your notes may also be subject to other U.S. withholding tax as described above in “—Non-U.S. Holders—Interest.”

The preceding discussion of certain material U.S. federal income tax considerations is for general information only and is not tax advice. Accordingly, you should consult your tax advisors as to particular tax consequences to you of holding and disposing of the notes, including the applicability and effect of any foreign, state, local or other tax laws, and of any pending or subsequent changes in applicable laws.

UNDERWRITING

General

We intend to offer the notes through the underwriters. Subject to the terms and conditions contained in an underwriting agreement and the related terms agreement among us and J.P. Morgan Securities LLC, PNC Capital Markets LLC, Truist Securities, Inc. and U.S. Bancorp Investments, Inc., as representatives of each of the underwriters named below, we have agreed to sell to the underwriters, and the underwriters severally and not jointly have agreed to purchase from us, the principal amount of the notes of each series listed opposite their names below.

Underwriter	Principal Amount of New Series NN Notes	Principal Amount of Series YY Notes
J.P. Morgan Securities LLC	$20,750,000	$83,000,000
PNC Capital Markets LLC	19,250,000	77,000,000
Truist Securities, Inc.	19,250,000	77,000,000
U.S. Bancorp Investments, Inc.	19,250,000	77,000,000
BofA Securities, Inc.	14,750,000	59,000,000
Deutsche Bank Securities Inc.	14,750,000	59,000,000
Wells Fargo Securities, LLC	14,750,000	59,000,000
Citigroup Global Markets Inc.	13,750,000	55,000,000
Fifth Third Securities, Inc.	13,750,000	55,000,000
Scotia Capital (USA) Inc.	13,750,000	55,000,000
Goldman Sachs & Co. LLC	10,250,000	41,000,000
HSBC Securities (USA) Inc.	10,250,000	41,000,000
ICBC Standard Bank Plc	10,250,000	41,000,000
TD Securities (USA) LLC	10,250,000	41,000,000
BNY Mellon Capital Markets, LLC	7,500,000	30,000,000
Capital One Securities, Inc.	7,500,000	30,000,000
Loop Capital Markets LLC	7,500,000	30,000,000
UniCredit Capital Markets LLC	7,500,000	30,000,000
NatWest Markets Securities Inc.	5,000,000	20,000,000
Siebert Williams Shank & Co., LLC	5,000,000	20,000,000
Standard Chartered Bank	5,000,000	20,000,000

Total	$250,000,000	$1,000,000,000

The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of the notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters against some liabilities, including some liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by their counsel and certain other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify such offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the notes of each series to the public at the public offering price for such series on the cover page of this prospectus supplement, and to certain dealers at such price less a concession not in excess of 0.250% of the principal amount of the new Series NN Notes and 0.400% of the principal amount of the Series YY Notes. The underwriters may allow, and any such dealer may re-allow, a concession not to exceed 0.150% of the principal amount of the new Series NN Notes and 0.250% of the principal amount of the Series YY Notes. After the initial offering, the underwriters may change the public offering price and other selling terms. The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering.

Paid by Marriott
Per New Series NN Note	0.400%
Per Series YY Note	0.650%
Total	$7,500,000

We estimate that the expenses of this offering of notes, which we will pay, will be approximately $2.9 million. These expenses do not include the underwriting discount.

No Established Market

There may be no trading market for any series of the notes. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system.

We have been advised by the underwriters that they presently intend to make a market in the notes of each series after the consummation of the offering contemplated by this prospectus supplement, although they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure you that there will be a liquid trading market for any series of the notes or that an active public market for any series of the notes will develop. If an active public trading market for any series of the notes does not develop, the market price and liquidity of such series of notes may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters may engage in transactions that stabilize the market price of any series of the notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the underwriters create a short position in any series of the notes in connection with the offering, i.e., if they sell more of such series of notes than are set forth on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither our Company nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of any series of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Sales Outside the United States

The notes may be offered and sold in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering in Canada.

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”).

Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

The notes are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is either one (or both) of the following: (i) not a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of assimilated law in the UK by virtue of the European Union (Withdrawal) Act 2018 (as amended, and together with any statutory instruments made in exercise of the powers conferred by such Act, the “EUWA”); or (ii) not a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (the “POATRs”).

Consequently no disclosure document required by the FCA Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering, selling or distributing the notes or otherwise making them available to any retail investor in the UK may be unlawful under DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in the UK will be made pursuant to an exception from the prohibition on public offers of relevant securities in the POATRs in circumstances not requiring a prospectus pursuant to the FCA Handbook Admission to Trading on a Regulated Market Sourcebook (“PRM Sourcebook”). Neither this prospectus supplement, nor the accompanying prospectus, is a prospectus for the purposes of the POATRs or the PRM Sourcebook.

In the UK, this prospectus supplement is being distributed only to, and is directed only at, non-retail investors (being persons who are not retail investors as defined in this section titled “United Kingdom”) who are also: (i) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”); (ii) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts described in Article 49(2)(a) to (c) of the Order; or (iii) persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (as amended, “FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated, all such persons being referred to as “Relevant Persons”. In the UK, any investment or investment activity to which this prospectus supplement or the accompanying prospectus relates is available only to, and will be engaged in only with, Relevant Persons. Any person in the UK that is not a Relevant Person should not act or rely on this prospectus supplement, the accompanying prospectus or their contents.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (the “Financial Instruments and Exchange Act”) and no underwriter may offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Singapore

This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; (3) the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore Securities and Futures Act Product Classification. Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

This prospectus supplement and the accompanying prospectus do not constitute an offer to the public or a solicitation to purchase or invest in the notes in Switzerland. No notes have been offered or will be offered to the public in Switzerland, except that offers of notes may be made to the public in Switzerland at any time under the following exemptions under the Swiss Financial Services Act (“FinSA”):

(a)	to any person which is a professional client as defined under the FinSA;

(b)	to fewer than 500 persons (other than professional clients as defined under the FinSA), subject to obtaining the prior consent of the joint book-running managers for any such offer; or

(c)

in any other circumstances falling within Article 36 FinSA in connection with Article 44 of the Swiss Financial Services Ordinance, provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 35 FinSA.

The notes have not been and will not be listed or admitted to trading on a trading venue in Switzerland.

Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to the FinSA and neither this document nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

United Arab Emirates

This prospectus supplement and the accompanying prospectus have not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), the Securities and Commodities Authority (the

“SCA”) or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the UAE including, without limitation, the Dubai Financial Services Authority, a regulatory authority of the Dubai International Financial Centre.

This prospectus supplement and the accompanying prospectus are not intended to, and do not, constitute an offer, sale or delivery of shares or other securities under the laws of the UAE. The notes have not been and will not be registered with the SCA or the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or any other UAE regulatory authority or exchange.

The issue and/or sale of the notes has not been approved or licensed by the SCA, the UAE Central Bank or any other relevant licensing authority in the UAE and does not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 1 of 2015 (as amended) or otherwise, does not constitute an offer in the UAE in accordance with the Board Decision No. 37 of 2012 Concerning the Regulation of Investment Funds (whether by a Foreign Fund, as defined therein, or otherwise) and further does not constitute the brokerage of securities in the UAE in accordance with the Board Decision No. 27 of 2014 Concerning Brokerage in Securities.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial services in the ordinary course of business with us. Certain of the underwriters or one or more of their affiliates are lenders, and in some cases also agents, under our Credit Facility and/or may hold certain of any outstanding borrowings under our commercial paper program. In addition, certain of the underwriters also acted as underwriters for one or more of our prior issuances of senior notes under the Indenture, and BNY Mellon Capital Markets, LLC, one of the underwriters, is an affiliate of the Trustee. Each of J.P. Morgan Securities LLC, PNC Capital Markets LLC, Truist Securities, Inc. and U.S. Bancorp Investments, Inc. acted as an underwriter for our issuance of the initial Series NN Notes in February 2024.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers.

Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, certain other of those underwriters or their affiliates are likely to hedge and certain other of those underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swap or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

To the extent any underwriter that is not a U.S.-registered broker-dealer intends to effect sales of the Notes in the United States, it will do so through one or more U.S.-registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.

ICBC Standard Bank Plc is restricted in its U.S. securities dealings under the United States Bank Holding Company Act and may not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. ICBC Standard Bank Plc shall offer and sell the Notes constituting part of its allotment solely outside the United States.

Extended Settlement

We expect that delivery of the notes will be made to investors on or about August 13, 2026, which will be the second business day following the date of the prospectus supplement (such settlement being referred to as “T+2”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes before the date that is one business day prior to the settlement date will be required, by virtue of the fact that the notes initially settle in T+2, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers who wish to trade notes prior to their date of delivery hereunder should consult their advisors.

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York. Certain legal matters relating to the notes offered hereby will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements of Marriott International, Inc. appearing in Marriott International, Inc.’s Annual Report (Form 10-K) for the fiscal year ended December 31, 2025, and the effectiveness of Marriott International, Inc.’s internal control over financial reporting as of December 31, 2025, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Marriott International, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2025 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (http://www.sec.gov).

We also make our annual, quarterly and current reports, proxy statements and other information available free of charge on our investor relations website, www.marriott.com/investor, as soon as reasonably practicable after we electronically file these materials with, or furnish them to, the SEC. We routinely post information on our investor relations website and our news center website, www.marriottnewscenter.com. We encourage investors to review and subscribe to the information we post on these websites. The contents of these websites are not incorporated by reference in this prospectus supplement or any report or document we file with the SEC, and any references to the websites are intended to be inactive textual references only.

We have filed a registration statement and related exhibits with the SEC under the Securities Act. The registration statement contains additional information about us and the securities we may issue.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025;

•

The portions of our proxy statement for our 2026 annual meeting of stockholders filed on March 27, 2026 that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2025;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2026 and June 30, 2026;

•	Our Current Reports on Form 8-K filed on January 9, 2026 (Item 5.02 only), February 6, 2026, February 20, 2026 and May 13, 2026; and

•	Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of this offering.

We will provide, without charge, to each person to whom a copy of this prospectus supplement and the accompanying prospectus have been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized in this prospectus supplement and the accompanying prospectus, if such person makes a written or oral request directed to:

Corporate Secretary

Marriott International, Inc.

7750 Wisconsin Avenue

Department 52/862

Bethesda, Maryland 20814

(301) 380-3000

PROSPECTUS

MARRIOTT INTERNATIONAL, INC.

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS

DEPOSITARY SHARES

PURCHASE CONTRACTS

UNITS

We may from time to time offer to sell our common stock, preferred stock or debt securities, either separately or represented by warrants, depositary shares or purchase contracts, as well as units that include any of these securities or securities of other entities. The debt securities may consist of debentures, notes or other types of debt. Our Class A Common Stock is listed on the Nasdaq Global Select Market and trades under the ticker symbol “MAR.” The debt securities, preferred stock, warrants and purchase contracts may be convertible or exercisable or exchangeable for common or preferred stock or other securities of ours or debt or equity securities of one or more other entities.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by security holders. We will provide specific terms of any securities to be offered in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Our principal executive offices are located at 7750 Wisconsin Avenue, Maryland 20814. Our telephone number is (301) 380-3000.

Investing in our securities involves a high degree of risk. See the “Risk Factors” section of our filings with the Securities and Exchange Commission and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 13, 2024

i

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (http://www.sec.gov).

We also make our annual, quarterly and current reports, proxy statements and other information available free of charge on our investor relations website, www.marriott.com/investor, as soon as reasonably practicable after we electronically file these materials with, or furnish them to, the SEC. We routinely post information on our investor relations website and our news center website, www.marriottnewscenter.com. We encourage investors to review and subscribe to the information we post on these websites. The contents of these websites are not incorporated by reference in this prospectus or any report or document we file with the SEC, and any references to the websites are intended to be inactive textual references only.

We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). The registration statement contains additional information about us and the securities we may issue.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to the “Company,” “we,” “us,” and “our” refer to Marriott International, Inc. and its subsidiaries.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

•

The portions of our proxy statement for our 2023 annual meeting of stockholders filed on March 28, 2023 that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2022;

•

The description of our Class A Common Stock set forth under the caption “Description of the New Marriott Capital Stock” in our Registration Statement on Form 10, filed on February  13, 1998, as updated by Exhibit 4.3 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed on February 13, 2024, and as subsequently amended or updated; and

•

Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and before the termination of this offering.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized in this prospectus, if such person makes a written or oral request directed to:

Corporate Secretary

Marriott International, Inc.

7750 Wisconsin Avenue

Bethesda, Maryland 20814

(301) 380-3000

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You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with other information.

USE OF PROCEEDS

We will set forth in the applicable prospectus supplement our intended use for the net proceeds received by us for our sale of securities under this prospectus. We will not receive the net proceeds of any sales by selling security holders.

DESCRIPTION OF SECURITIES

We will set forth in the applicable prospectus supplement a description of the common stock, preferred stock, debt securities, warrants, depositary shares, purchase contracts or units that may be offered under this prospectus.

A document called the “Indenture” will govern debt securities offered under this prospectus. Unless we specify otherwise in the applicable prospectus supplement, the Indenture is a contract between us and The Bank of New York Mellon, as successor to JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank, which acts as Trustee. We have filed a copy of the Indenture with the SEC. See “Where You Can Find More Information” for information on how to obtain a copy.

SELLING SECURITY HOLDERS

We will set forth information about selling security holders, where applicable, in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Securities Exchange Act of 1934, as amended, that are incorporated by reference.

PLAN OF DISTRIBUTION

We may sell the offered securities through agents, through underwriters or dealers, directly to one or more purchasers, through a combination of any of these methods of sale, or through any other methods described in a prospectus supplement. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

VALIDITY OF SECURITIES

Gibson, Dunn & Crutcher LLP will pass upon the validity of any securities issued under this prospectus. Any underwriters will be represented by their own legal counsel, which will be named in a prospectus supplement.

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EXPERTS

The consolidated financial statements of Marriott International, Inc. appearing in Marriott International, Inc.’s Annual Report (Form 10-K) for the fiscal year ended December 31, 2023, and the effectiveness of Marriott International, Inc.’s internal control over financial reporting as of December 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

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$1,250,000,000

MARRIOTT INTERNATIONAL, INC.

$250,000,000 4.875% Series NN Notes due 2029

$1,000,000,000 5.650% Series YY Notes due 2036

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

J.P. Morgan

PNC Capital Markets LLC

Truist Securities

US Bancorp

BofA Securities

Deutsche Bank Securities

Wells Fargo Securities

Citigroup

Fifth Third Securities

Scotiabank

Goldman Sachs & Co. LLC

Senior Co-Managers

HSBC

ICBC Standard Bank

TD Securities

BNY Capital Markets

Capital One Securities

Loop Capital Markets

UniCredit

NatWest

Siebert Williams Shank

Standard Chartered Bank

August 11, 2026